Exhibit 99.91

                              [GRAPHIC OMITTED] NVB
                              North Valley Bancorp


North Valley Bancorp Declares Cash Dividend

         November 18, 2005 - REDDING, CA.--(MARKETWIRE) - The Board of Directors of North Valley Bancorp (Nasdaq: NOVB), has declared a cash dividend of $0.10 (ten cents) per common share. The dividend is payable on January 3, 2006 to holders of record at the close of business on December 15, 2005.

         North Valley Bancorp is a multi-bank holding company headquartered in Redding, California. North Valley Bank ("NVB") operates twenty one commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino and Trinity Counties in Northern California including two in-store supermarket branches and two Business Banking Centers. NVB Business Bank operates five commercial banking offices in Yolo, Solano, Sonoma, Placer and Mendocino Counties in Northern California. North Valley Bancorp, through its subsidiary banks, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, North Valley Bank and NVB Business Bank engage in a full complement of lending activities including consumer, commercial and real estate loans. NVB has SBA Preferred Lender status and provides investment services to its customers through an affiliated relationship. Visit the Company's website address at www.novb.com.
-------------



For further information contact:
Michael J. Cushman
President & Chief Executive Officer
(530) 226-2900    Fax: (530) 221-4877